Exhibit 10.4

CONSULTING AGREEMENT

Consulting Agreement (the “Agreement”) dated as of December 1, 2010 (“Effective Date”), by and between Moggle, Inc., a Delaware corporation (“Moggle”) and Catherine Williams  (“Consultant”).

NOW THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1 -- DEFINITIONS

1.1           “Confidential Information” shall mean all information which Moggle may disclose to Consultant, including without limitation, proprietary information concerning Moggle its products, financial plans, strategies, customer data, documentation, services or processes, the Work Product, any intellectual property of Moggle, and any confidential information of a third party held by Moggle, whether transmitted or conveyed digitally, orally, in writing, in the form of drawings, or perceived or observed by Consultant while performing the Services, and shall include all such information provided by Moggle, prior to the date of this Agreement or which are provided during the term of this Agreement.  In addition to the foregoing, as used herein, Confidential Information shall include all software used by Moggle and all documentation or information relating thereto. Confidential Information does not include information or data which is:  (a) known to Consultant prior to its receipt from Moggle without a limitation or obligation of confidentiality under another agreement, (b) independently developed by Consultant without use of any Confidential Information, unless such information or data is developed in accordance with the terms of this Agreement; (c) in the public domain at the time of disclosure other than as a result of disclosure by Consultant; or (d) received from a third party with a legal or contractual right to disclose such information or data.

1.2           “Services” shall mean the activities and services in which Consultant has engaged on Moggle’s behalf  or provided to Moggle under this Agreement.

1.3           “Work Product” shall mean all works of authorship created, conceived or developed by Consultant or its employees, agents, or subcontractors in the performance of the Services, including without limitation, software, source code, text, graphics, designs, drawings, information, data, functional and technical designs and specifications, interfaces, flowcharts, site maps, navigation maps, documentation, operating instructions, design concepts, together with all documents, data and other information of any kind, including that incorporating, based upon, or derived from the foregoing, and together with all modifications, revisions, changes, copies, partial copies, translations, compilations, modifications and derivative works thereof.  At any time during the course of this Agreement, Moggle may request delivery of, and Consultant shall deliver, any Work Product in progress.

SECTION 2 – SERVICES

2.1           Services to be Provided.  Beginning on December 1, 2010, Consultant will provide general sales, promotion and marketing services for Moggle products/services and such other services and advice as may be requested by Moggle from time to time.  Consultant shall provide a minimum of forty-six (46) weeks of Services during each twelve- month period (forty (40) hours per week).  Moggle understands that Services may not be provided on United States federal holidays.  Consultant shall be present and available to provide the Services at Moggle’s Chestnut Hill office or at such other places and times as reasonably requested by Moggle.  Consultant shall not during the term of this Agreement provide any services to any competitors of Moggle that may aid such competitors in competing with Moggle.

SECTION 3-- TERM AND TERMINATION

3.1           Term.  The term of this Agreement shall begin on December 1, 2010  (the “Effective Date”)and shall continue in effect for a period of one (1) year and shall automatically renew of the anniversary of the Effective Date for successive one year terms unless terminated in accordance with Section 3.2.

3.2           Termination.  Consultant may terminate this Agreement without clause for any reason upon thirty (30) days prior written notice.  On or after April 1, 2011, Moggle may terminate this Agreement without cause for any reason upon thirty (30) days prior written notice.  Moggle may terminate this Agreement for cause at any time upon written notice to Consultant.  For clarification purposes, “for cause” is defined as a material breach of Consultant’s covenants and obligations under this Agreement or a violation of law.   In the event of any termination, Moggle will be liable for payment for Services satisfactorily completed in accordance with this Agreement prior to  the date of termination.   Upon termination, Consultant will promptly deliver to ogle any remaining completed or incomplete deliverables or Work Product, together with all documents, data, materials, equipment and Confidential Information belonging to Moggle.

3.3           Survival of Terms.  Sections 3.2, 3.3, 5, 6, 7, 8, 9, and 10 shall survive the termination of this Agreement.

SECTION 4 -- PAYMENT

4.1            Professional Fees.  Moggle shall pay Consultant a fee of Twelve Thousand Dollars ($12,000) per month for Services rendered by Consultant under this Agreement (or if less than a month, on a prorated basis), payable in arrears.  Consultant will submit an invoice to Moggle on a monthly basis that includes a statement of the professional fees and reimbursable expenses due. Moggle will pay the properly submitted invoice within thirty (30) days after receipt.

4.2           Bonus Compensation.

Consultant shall be entitled to performance related bonus compensation as set forth below.

(a) Merchant Bonus.  Consultant shall receive Five Thousand Dollar ($5,000) bonus payment for each merchant, retailer or service provider (“Merchant”) that agrees to utilize Moggle’s Virtual Piggy product on it’s website as the direct result of the Services of Consultant, upon satisfaction of the following conditions: (i) execution and delivery of a definitive agreement between Moggle and the Merchant, (ii) Moggle receives at least Five Thousand Dollars ($5,000) in revenue from said Merchant, and (iii) Consultant remains providing Services to Moggle under this Agreement. The decision to engage or to engage in or complete a Merchant Agreement shall be made by Moggle in its sole discretion.  Consultant does not have the right to compel Moogle to engage in or complete a particular Merchant Agreement, nor should anything in this Agreement or otherwise be construed to impose an obligation on Moggle’s part to engage in or complete a Merchant Agreement.

(b) Customer Account Bonus.  Consultant shall receive a Ten Thousand Dollar ($10,000) bonus payment upon Moggle obtaining One Hundred Thousand (100,000) Active User Accounts and a Twenty-Five Thousand Dollar ($25,000) bonus payment upon Moggle obtaining One Million (1,000,000) Active User Accounts, provided Consultant remains providing Services to Moggle under this Agreement at the time each account milestone is achieved.  An “Active User Account” is defined as a Virtual Piggy account established by a parent or guardian that has been used for at least one monetary transaction that has generated revenue for Moggle.

(c) Stock Options.   Consultant shall be entitled to stock options in Moggle, Inc. if, as and when determined by Moggle, in its sole discretion.

4.3           Reimbursable Expenses. Moggle will reimburse Consultant for reasonable out of pocket expenses including cost of travel, coach class airfare, hotels and meals while traveling on Moggle business subject to the following limitations:  (a) all invoices must be accompanied by receipt for each expense in excess of $25.00; (b) all travel reimbursement invoices must be submitted within forty-five days after Consultant incurs such expenses; and (c) appropriate business related entertainment expenses shall be reimbursed to the extent mutually agreed upon by the parties.

SECTION 5 --
RELATIONSHIP BETWEEN THE PARTIES

Consultant is an independent contractor and shall maintain complete control of and responsibility for its employees, agents, methods and operations.  Consultant at no time shall hold itself out as an agent, subsidiary or affiliate of Moggle for any purpose, including, without limitation, reporting to any government authority.  Consultant has no authority to obligate or bind Moggle in any way.  Any fees or other amounts paid by Moggle to Consultant hereunder shall not be considered salary for pension or wage tax purposes and neither Consultant nor its employees, agents or contractors will be entitled to any fringe benefits, including, without limitation, sick or vacation pay, or other supplemental benefit of Moggle, and Consultant shall indemnify Moggle from any claims to the contrary. Moggle shall not be responsible for deducting from fees paid under this Agreement any taxes, unemployment, social security or other expense.

SECTION 6 -- CONFIDENTIALITY

6.1           Nondisclosure.  Consultant shall maintain all Confidential Information as strictly secret and proprietary information of Moggle.  Consultant shall take all steps necessary to protect the confidentiality of the Confidential Information and shall not disclose the Confidential Information to any third party.  Without limiting the foregoing, Consultant further agrees:

(a)           not to make any use whatsoever of the Confidential Information and accordingly, not to use any Confidential Information in connection with any work performed by the Consultant, or any third party, unless required by the terms of this Agreement;

(b)           not to reveal to any third party any Confidential Information whether supplied to Consultant by Moggle or originated wholly or partially by Consultant during the term of this Agreement; and

(c)           that all Confidential Information, including all copies provided or made thereof, submitted to Consultant by Moggle in tangible form, including without limitation, diskettes, drawings, sketches and reports, shall be returned to Moggle upon completion of the Services.  Upon completion of the Services, a copy of all Confidential Information stored electronically shall be returned to Moggle and all residual records and copies shall be destroyed.

6.2           Cooperation.  In the event Consultant is required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any Confidential Information, Consultant shall provide Moggle with prompt written notice of any such request or requirement so that Moggle may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by Moggle, Consultant is nonetheless legally compelled to disclose Confidential Information to any tribunal, regulatory authority, agency or similar entity, Consultant may disclose, without liability hereunder, only that portion of the Confidential Information which is legally required to be disclosed, provided that Consultant exercises its best efforts to preserve the confidentiality of the Confidential Information.

6.3           Irreparable Injury.  Consultant acknowledges that Moggle will be irreparably harmed by any breach of the provisions of this Section 6 and/or Section 2.1, and agrees that Moggle may seek, in any court of appropriate jurisdiction, an injunction or any other equitable relief necessary to prevent or cure any such actual or threatened breach.  The preceding sentence shall in no way limit any other legal or equitable remedy, including without limitation monetary damages, Moggle would otherwise have for such breach.

SECTION 7-- OWNERSHIP

7.1           Work For Hire.  All Work Product shall be considered a “work made for hire” and the Work Product and all copyrights, patents, trade secrets, industrial design rights, trademarks, trade dress, and other worldwide proprietary rights therein, together with all renewals and extensions thereof are owned solely by Moggle.  Consultant hereby irrevocably assigns and transfers to Moggle all of its right, title and interest in and to the Work Product.

7.2           Execution.  Consultant agrees that it will execute all documents and provide Moggle assistance as may be reasonably necessary to record, perfect and enforce Moggle’s rights in the Work Product, and will cause its employees, agents, and subcontractors to do the same.

SECTION 8 -- WARRANTIES

8.1           Authority.  Consultant warrants that she has the full right, power and authority to enter into this Agreement and to grant and assign the rights provided for herein.

8.2           Noninfringement. Consultant warrants that neither the performance of the Services nor the Work Product will violate or infringe upon the rights of any third party, including without limitation, any patent, copyright, trade secret, trademark, contractual, employment, proprietary or confidential information or nondisclosure, or other proprietary rights.

8.3           Compliance.  Consultant warrants and agrees that she shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in performing the Services, including all federal and state laws regarding privacy or security of customer information.

SECTION 9 -- INDEMNIFICATION

9.1           General.  Consultant shall indemnify, defend and hold harmless Moggle, and its directors, officers, employees, shareholders and agents (collectively, the “Indemnified Parties”) from and against all claims, suits, losses, liabilities, damages and expenses (including without limitation,  reasonable legal fees) without limitation based upon, relating to or arising out of: (a) a breach of any warranties made by Consultant herein; (b) a breach by Consultant of any of its obligations hereunder; and (c) the conduct of Consultant and any breach or violation of law.

9.2           Intellectual Property.  Consultant will indemnify, defend and hold harmless the Indemnified Parties from and against all claims, suits, losses, liabilities, damages and expenses (including without limitation, reasonable legal fees) without limitation based upon, relating to or arising out of a claim that the Services or Work Product infringe any U.S. or foreign patent, copyright, trade secret or other intellectual property right.

SECTION 10 -- GENERAL

10.1           No Waiver.  No waiver, amendment or modification of this Agreement, shall be effective unless it is in writing and signed by the parties hereto.

10.2           Assignment.  This Agreement may not be assigned in whole or in part by Consultant.  Moggle may assign this Agreement in whole or in part to a parent, subsidiary or affiliate of Moggle or to the successor company in the event of a merger of sale of all or substantially all of the stock or assets of Moggle.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.3           Notice.  All notices under this Agreement shall be in writing and shall be delivered in person, via email, certified first-class mail return receipt requested, or by nationally recognized overnight courier with signed receipt addressed to the party at its address(es) set forth below (or such other address as either party may designate in writing). Notice shall be effective upon receipt.

If to Moggle: JoWebber, Chairman Moggle Corp. 15 W. Highland Ave. Philadelphia, PA 19118 jo@playmoggle.com	If to Consultant: 107 E. Locust Street Kennett Square, PA 19348 Cathy_williams@att.net

10.4           Governing Law, Venue.  The validity, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of laws provisions thereof.  Exclusive venue for the resolution of any dispute between these parties shall be in the state and federal courts for Montgomery County, Pennsylvania.

10.5           Headings, Severability.   The headings preceding the text of the sections and subsections of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. If any provision of this Agreement, or the application thereof under certain circumstances, is held to be invalid or unenforceable, the remaining provisions of this Agreement, or the application of such provision under other circumstances, shall remain in full force and effect to be read and construed as if the invalid or unenforceable provisions were deleted.

10.6           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto and supersedes all prior and contemporaneous oral and written negotiations, commitments, agreements and understandings.  All changes shall be in writing and signed by an authorized representative.

10.7           Counterparts/Facsimile.  This Agreement may be executed in counterparts and facsimile and Adobe or other pdf signatures shall be effective as if original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

CONSULTANT	MOGGLE, INC.

/s/ Catherine Williams	By:	/s/ Jo Webber
Catherine Williams	Name : Jo Webber
Title: Chairman